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                                                                 Exhibit 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-69644 of Covista Communications, Inc. and subsidiaries on Form S-4 of our report dated March 30, 2001 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Capsule Communications Inc.'s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Capsule Communications, Inc. for the year ended December 31, 2000 and to the reference to us under the heading "Experts" in the Proxy Statement/Prospectus, which is part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
December 19, 2001